Exhibit 99.1

Chris Cournoyer Joins CareDx Board of Directors

Cournoyer brings deep digital expertise to CareDx to support burgeoning digital solutions portfolio

BRISBANE, Calif., Aug. 27, 2019 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced that Chris Cournoyer is joining the CareDx Board of Directors.

Cournoyer was previously the Chairperson and Chief Executive Officer for N-of-One. N-of-One is a leader in precision medicine delivering clinical and molecular decision support for targeted therapies decisions based on a cancer patient’s molecular profile. Prior, she was the Vice President of Clinical Analytics at Optum, through the acquisition of Picis where she was the President and COO. At Optum and Picis, Cournoyer was responsible for clinical EHR solutions and clinical decision support (CDS) solutions. Cournoyer has also held roles at Harte Hanks, Lotus, and IBM. At Lotus she was the Chief Information Officer. At IBM she was Vice President of Global Business Transformation responsible for driving the digital strategy for global software fulfillment for the $8B software business.

She has provided technology expertise and guidance on the digital strategy for three public boards including Stride Rite, GTECH, and BJ’s Wholesale group, and has been a director for Emerson Hospital. Cournoyer holds a B.S in Business Administration, University of Massachusetts, an MA in Economics, Northeastern University and has attended MIT’s Executive Education Program.

“Chris brings deep experience in technology and her recent experiences with EHR and CDS solutions will be invaluable,” comments Peter Maag, CareDx Chief Executive Officer, “as we build out our offerings in Digital Transplant Solutions.”

“I look forward to bringing my experiences to impact care for transplant patients. CareDx is well positioned to be the data leader in transplant, and I am excited to join the board working closely with the management team to positively impact patients’ lives,” said Chris Cournoyer.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a leading precision medicine solutions company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers products, testing services and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including statements regarding the Chris Cournoyer joining the CareDx board. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including general economic and market factors, among others discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed by CareDx with the SEC on March 6, 2019 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Commercial Officer

415-287-2393

sking@caredx.com

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com